Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-187241) of Overland Storage, Inc. (the “Company”) of our report dated September 13, 2012, relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K, including Amendment No. 1, for the year ended July 1, 2012 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

April 30, 2013